EXHIBIT 16.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam,

We have read the statements of Princeton Acquisitions, Inc., that are included in Item 4.01 of the Current Report on Form 8-K of Princeton Acquisitions, Inc., dated October 15, 2009, to be filed with the Securities and Exchange Commission, and we do not disagree with the statements contained therein concerning our firm.

Very truly yours,

/s/ Cordovano and Honeck, LLP
Cordovano and Honeck, LLP
Englewood, Colorado
October 15, 2009